Exhibit 10.7

PROMISSORY NOTE

$1,966,000.00	December 18, 2009
Baton Rouge, Louisiana

FOR VALUE RECEIVED, JAMES CONSTRUCTION GROUP, L.L.C., a Florida limited liability company (“Issuer”), promises to pay to the order of each of the individuals set forth on Exhibit A hereto (each a, “Holder” and collectively, the “Holders”), the specific principal amounts next to each such Holder’s name as set forth on Exhibit A hereto with an aggregate principal sum of One Million Nine Hundred Sixty-Six Thousand and No/100 Dollars ($1,966,000.00).

This note is issued pursuant to the Membership Interest Purchase Agreement dated as of November 18, 2009 (as amended, modified or supplemented, the “Purchase Agreement”) by and among Issuer, the Holders, Primoris Services Corporation and Michael D. Killgore, as Sellers’ Representative.

All principal under this note shall be paid in full prior to January 15, 2010.

Issuer shall have no right to set off against payments due under this note.

Each Holder constituted and appointed Michael D. Killgore as Sellers’ Representative pursuant to the terms and provisions of Section 9.19 of the Purchase Agreement.

Neither this note nor any of the rights, interests or obligations hereunder may be assigned, by operation of law or otherwise, in whole or in part, by Issuer without the prior written consent of the Sellers’ Representative and any such assignment without such written consent shall be void.

Payment shall be made in lawful tender of the United States.

Issuer agrees to pay all costs and expenses of collection incurred by the Holders in connection with enforcement of this note whether incurred prior to or after an action is instituted by Holders. If action is instituted to collect this note, the non-prevailing party promises to pay all costs and expenses, including, without limitation, reasonable attorneys’ fees, expert fees and all other costs, incurred by the prevailing party in connection with such action. Such expenses, costs and fees include but are not limited to those which may be incurred in connection with all appearances and other activity in bankruptcy or insolvency proceedings involving the Issuer or the enforcement of the note, the defense of any claims or causes of action against the Holders, and in the negotiation or settlement by the Holders of any modification or compromise, or request for same, regarding the performance by Issuer of any of its obligations hereunder, all without regard to any statutory, judicial, administrative or other schedule for reimbursement or payment of legal fees.  Issuer hereby waives notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this instrument.

This note and all actions arising out of or in connection with this note shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law provisions of the State of Delaware, or of any other state. Venue for all proceedings shall be in Harris County, Texas.  Each of the parties submits to the exclusive jurisdiction of any federal court sitting in the State of Texas, County of Harris, in any action or proceeding arising out of or relating to this note and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court.  Each party also agrees not to bring any action or proceeding arising out of or relating to this note in any other court.  Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of the other party with respect thereto.  Either party may make service on the other party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in the Purchase Agreement.  Nothing in this Paragraph, however, shall affect the right of either party to serve legal process in any other manner permitted by law or at equity.  Each party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

No failure or delay on the part of the Holders in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privileges. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

[Remainder of page intentionally blank]

IN WITNESS WHEREOF, Issuer has caused this note to be issued as of the date first written above.

JAMES CONSTRUCTION GROUP, L.L.C.,
a limited liability company

/s/ Michael D. Killgore
Michael D. Killgore, Manager

EXHIBITS:

A             List of Holders and Principal Amounts

[Signature page to Distribution Promissory Note]

EXHIBIT A

HOLDERS AND PRINCIPAL AMOUNTS

Note Allocation(1)
Family Members
Dominic Iafrate	$235,920.00
Angelo Iafrate	$235,920.00
Trust for Stephen M. Iafrate	$196,600.00
Trust for Dominic A. Iafrate	$196,600.00
Trust for Jaclyn Iafrate	$137,620.00
Trust for Danielle M. Iafrate	$137,620.00
Trust for Anthony C. Iafrate	$137,620.00

Management Members
Mike Killgore	$131,066.67
Donald Bonaventure	$131,066.66
Danny Hester	$131,066.67
Rodney James	$58,980.00
Charles Poole	$58,980.00
Bruce Hix	$49,150.00
Conrad Bourg	$39,320.00
Tommy Lasseigne	$29,490.00
Kan Janke	$29,490.00
Thomas Love Jr	$29,490.00

Total Note	$1,966,000.00